Exhibit 99.1

For More Information Contact:
Chris Sternberg
Senior Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S HIRES ROBB CHASE
AS PRESIDENT, INTERNATIONAL

LOUISVILLE, Ky. (August 28, 2006) — Papa John’s International, Inc. (NASDAQ:  PZZA) today announced the hiring of Robb Chase as President, International.  Reporting to Nigel Travis, Papa John’s president and chief executive officer, Chase will be responsible for overseeing all aspects of the company’s international operations, including the United Kingdom.  A native of Canada, Chase will be based out of the company’s headquarters in Louisville, Kentucky subject to his pending visa processing.

Chase has more than 25 years experience in the restaurant, foodservice, and entertainment industries, including several years in the Pizza Hut system. From 2003 to 2005, Chase served as president and chief executive officer of Famous Players, Inc., Canada’s leading theatrical exhibition company and an operating division of Viacom, Inc.  From 2000 to 2003, he served as Famous Players’ president and chief operating officer.

Chase held various senior management positions with Tricon Restaurants International (formerly part of PepsiCo), including serving as senior vice president, international franchising from 1998 to 2000, and regional vice president, Canada/Latin America franchise and business development from 1997-1998.  Chase’s experience also includes serving as president, Pizza Hut Canada (1995-1997); vice president, marketing, Pizza Hut International (1993-1995); general manager, western region, KFC Canada (1992-1993); and director, business development, KFC Canada (1990-1992).

Prior to PepsiCo, Chase held several marketing positions with Phillip Morris, Inc., Cara Operations, Inc., and Johnson & Johnson.

“Robb’s vast experience in the foodservice industry and his knowledge of international markets will be a tremendous asset to Papa John’s as we ramp up the development of our international operations,” said Travis. “I’m confident in Robb’s ability to help us spread our ‘Better Ingredients. Better Pizza.’ message around the world.”

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company.  Papa John’s has been rated no. 1 in customer satisfaction among all QSR chains in the American Customer Satisfaction Index (ACSI) for seven years running (1999 - 2006).  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.